Exhibit 99.1

Press Release

Cowen Group, Inc. Announces 2014 First Quarter Financial Results

New York, May 7, 2014 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the first quarter ended March 31, 2014.

2014 First Quarter Highlights(1)

•                  Economic income was $10.0 million, a new quarterly high since the Cowen / Ramius business combination in 2009 and an $11.3 million increase over the prior year period.

•                  Revenue of $110.8 million was also a new quarterly high since the Cowen / Ramius business combination in 2009.  First quarter revenue increased 48% year over year.

•                  Broker-dealer segment revenue rose 77% year over year to $83.7 million, driven by continued progress in both the investment banking and brokerage businesses.(2)

•                  Assets under management (“AUM”) as of April 1, 2014 was $10.6 billion.  AUM grew by $1.1 billion in the quarter.

•                  Fixed non compensation expenses were $22.8 million, a 2% increase from the prior year period.

•                  On March 10th, Cowen completed a private offering of $149.5 million principal amount of 3% cash convertible senior notes due 2019.

(1)  All financial highlights are presented on an Economic Income basis.

(2)  Includes broker-dealer segment’s allocation of Investment Income (Loss) and Other Revenue.

Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group said, “The first quarter of 2014 was Cowen Group’s most profitable quarter since the Cowen / Ramius business combination.  This performance was anchored by record revenue at our broker-dealer as well as continued progress at Ramius.  The capital markets environment for emerging growth companies was favorable to the services provided by our broker-dealer.  Ramius’ AUM now stands at $10.6 billion, a figure that we expect should grow further with demand from our existing products and the launch of new strategies this year.  This quarter also demonstrated our ability to scale the organization without adding significant fixed costs.  Our recent convertible debt financing further strengthens our capital base and provides us with additional flexibility to opportunistically invest in the future.”

2014 First Quarter GAAP Financial Information and Select Balance Sheet Data

For the first quarter 2014, the Company reported GAAP net income of $9.8 million, or $0.09 per share, as compared to a GAAP net loss of $2.6 million, or $(0.02) per share, in the first quarter of 2013.  The year-over-year improvement was primarily due to increased revenues across most of Cowen’s business lines.

The following table summarizes the Company’s GAAP financial results for the three months ended March 31, 2014 and 2013, and December 31, 2013.

Summary GAAP Financial Information

	Three Months Ended
	March 31,			Dec. 31,
(Dollar amounts in millions, except per share information)	2014	2013	%	2013	%

Revenues	$106.7	$67.2	59%	$97.4	9%
Expenses	106.0	83.1	28%	99.5	7%
Other income (loss)	13.5	17.0	(21)%	7.4	82%
Income tax (benefit) expense	0.1	0.2	(55)%	0.2	(53)%
Net income (loss)	$14.0	$0.9	NM	$5.2	170%

Net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	4.2	3.5	20%	2.7	56%
Net income (loss) attributable to Cowen Group, Inc.	$9.8	$(2.6)	NM	$2.5	291%

Earnings (loss) per share (basic):	$0.09	$(0.02)	NM	$0.02	NM

Note: Amounts may not add due to rounding.

The Company’s stockholders’ equity as of March 31, 2014, was $532.2 million, or book value per share of $4.61, compared to stockholders’ equity of $507.8 million, or book value per share of $4.41, as of December 31, 2013.

At March 31, 2014, the Company’s tangible book value per share was $4.19 compared to $3.99 at December 31, 2013.

Select Balance Sheet Data

	March 31,	December 31,
(Dollar amounts in millions, except per share information)	2014	2013
Stockholders’ equity	$532.2	$507.8
Tangible stockholders’ equity	$483.6	458.4
Common shares outstanding	115.4	115.0

Book value per share	$4.61	$4.41
Tangible book value per share	$4.19	$3.99

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).   In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and (ii) excludes certain other acquisition-related and/or reorganization expenses.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the activist business. For

US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended March 31, 2014 and 2013, and December 31, 2013.

Summary Economic Income (Loss) Financial Information

	Three Months Ended
(Dollar amounts in millions, except per	March 31,			Dec. 31,
share information)	2014	2013	%	2013	%

Revenues	$110.8	$74.9	48%	$96.4	15%
Expenses	98.1	74.1	32%	87.3	12%
Net Economic Income (Loss) before non-controlling interests	12.6	0.8	(83)%	9.2	37%
Economic Income (Loss)	$10.0	$(1.3)	NM	$2.7	270%

Economic Income (Loss) per share	$0.09	$(0.01)	NM	$0.02	NM

Economic Income (Loss) excluding certain non-cash items	$17.2	$6.0	185%	$9.2	87%

Note: Amounts may not add due to rounding.

2014 First Quarter Economic Income Review

Total Economic Income Revenue

Total Economic Income Revenue for the first quarter 2014 was $110.8 million, a 48% increase compared to $74.9 million in the first quarter 2013.  The increase in Economic Income Revenue was primarily the result of an increase in investment banking fees and brokerage revenue, despite a decrease in incentive income and investment income.

Economic Income Revenue

	Three Months Ended
	March 31,			Dec. 31,
(Dollar amounts in millions)	2014	2013	%	2013	%

Investment banking	$49.6	$17.2	189%	$34.9	42%
Brokerage	34.3	28.0	23%	27.7	24%
Management fees	14.1	14.1	0%	13.9	1%
Incentive income	4.7	5.1	(8)%	7.4	(36)%
Investment income	8.2	10.9	(25)%	9.9	(17)%
Other revenue	(0.1)	(0.4)	NM	2.6	NM
Total Revenues	$110.8	$74.9	48%	$96.4	15%

Note: Amounts may not add due to rounding.

Compensation and Benefits Expense

First quarter 2014 compensation and benefits expense was $67.0 million, a 51% increase compared to $44.2 million in the first quarter 2013.  The increase is due to higher revenues during the first quarter of 2014 as compared to the 2013 period, which resulted in a higher compensation and benefits accrual to remain consistent with the Company’s compensation to revenue ratio despite a decline in headcount.

Total headcount at the end of the first quarter was 634, a decline of 3% from the prior year period and 1% higher than the fourth quarter 2013.

The compensation to Economic Income revenue ratio was 60% in the current quarter compared to 59% in the prior year period.  The increase is primarily due to a change in business mix from the prior year period.  Compensation and benefits expense for the first quarter 2014 and 2013 included $4.8 million in share-based compensation expense in both periods.

Excluding $1.2 million of expenses associated with activities for which the Company is reimbursed and $0.8 million of severance expense, compensation and benefits expense was 59% of Economic Income revenue in the first quarter 2014.  Excluding these same two items, compensation and benefits expense was 55% of Economic Income revenue in the prior year period.

Fixed Non-Compensation Expenses

Fixed non-compensation expenses in the current quarter increased by 2% to $22.8 million as compared to $22.4 million in the comparable prior year quarter.  This was primarily due an increase in occupancy expense related to space acquired from the Dahlman Rose acquisition completed during the first quarter of 2013.  This expense was partially offset with savings related to various firm wide efforts to reduce fixed expenses.

Variable Non-Compensation Expenses

Variable non-compensation expenses were $9.4 million in the first quarter 2014, an increase of 8% compared to $8.7 million in the first quarter 2013.  The increase was due to an increase in floor brokerage and trade execution expenses related to the Dahlman Rose acquisition completed during first quarter of 2013 and overall higher revenues which generated increased trading costs.  In addition, marketing and business development expenses increased due to increased marketing activity firm wide.

Interest Expense

Interest expense was $0.6 million, an increase of $0.5 million over the prior year quarter, primarily due to debt issued during the first quarter of 2014.

Non-Controlling Interest

Non-Controlling interest represents the portion of the net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to other investors.  The period over period increase was the result of an extension of the partnership agreement relating to our alternative solutions business which resulted in a profit split and therefore more allocations of income to non-controlling interest holders.

Alternative Investment Segment (“Ramius”)

Assets Under Management

As of April 1, 2014, the Company had assets under management of $10.6 billion.  Total AUM grew by $1.1 billion from January 1, 2014.  The AUM increase during the first quarter of 2014 included $973 million in net subscriptions and $164 million of net positive performance.

Management Fees and Incentive Income

For the first quarter 2014, management fees were $14.1 million, unchanged compared to the year ago period.

The average annualized management fee charged in the first quarter 2014 was 0.59%, unchanged from the fourth quarter, and 0.67% in the prior year period.  The difference is related to undrawn committed capital in certain strategies that operate with private equity structures where fees are not yet generated as well as increases in certain large mandates with tiered management fee schedules.

Incentive income was $4.7 million in the first quarter 2014 compared to $5.1 million in the prior year period.  This decrease was primarily related to a decrease in performance fees from our credit and activist funds partially offset with an increase in fees from our real estate and alternative solutions products.

Investment Income

Investment income represents net revenues generated on our invested capital and includes interest and dividend income received or accrued as well as realized and unrealized gains/losses recognized during the period.  Investment income decreased by $2.7 million to $8.2 million in the first quarter 2014 from $10.9 million in the prior year period.  The decrease is due to a decrease in performance from certain investment strategies, including activist and event driven, despite increases in performance from our other investments.

Broker-Dealer Segment (“Cowen and Company”)

Brokerage

Brokerage revenue was $34.3 million in the first quarter 2014, an increase of $6.3 million, or 23%, compared to the first quarter 2013.  The quarter’s improvement was primarily due to the performance of businesses that we acquired as well as continued improvement in overall commissions and trading volume with customers related to the Company’s electronic trading and cash equities businesses.

Investment Banking

Investment banking revenue was $49.6 million in the first quarter 2014, an increase of $32.4 million or 189%, compared to $17.2 million in the first quarter 2013.  The increase in revenue was primarily due to an increase in equity underwriting activity.

•                  Equity underwriting revenue was $46.0 million from 41 transactions in the first quarter 2014, as compared to $10.7 million from 12 transactions in the comparable prior year period.  Of these transactions, the Company completed 14 bookrun assignments in the first quarter 2014, compared to four in the prior year period.

•                  Debt capital markets revenue was $0.9 million in the first quarter 2014 from the completion of three transactions, as compared to $3.7 million from the completion of two transactions in the prior year period.

•                  Strategic advisory revenue was $2.6 million in the first quarter 2014, as compared to $2.8 million in the first quarter 2013.  The Company completed three strategic advisory transactions in the first quarter 2014 as compared to two strategic advisory transactions in the prior year period.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2014 first quarter financial results on Wednesday, May 7, 2014, at 9:00 am EST.  The call can be accessed by dialing 1-800-237-9752 domestic or 1-617-847-8706 international.  The passcode for the call is 25421802.  A replay of the call will be available beginning at 1:00 pm EST May 7, 2014 through May 14, 2014.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 80618574. The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Stephen Lasota
Cowen Group, Inc.
(212) 845-7919

Cowen Group, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Revenues
Investment banking	$49,562	$17,166
Brokerage	32,830	26,600
Management fees	8,924	9,493
Incentive income	2,498	2,611
Interest and dividends	9,252	9,321
Reimbursement from affiliates	1,900	1,485
Other	555	478
Consolidated Funds
Interest and dividends	486	12
Other	670	75
Total revenues	106,677	67,241
Expenses
Employee compensation and benefits	67,561	44,223
Floor brokerage and trade execution	5,655	5,853
Interest and dividends	7,072	6,418
Professional, advisory and other fees	3,601	3,853
Service fees	2,142	2,577
Communications	3,246	3,739
Occupancy and equipment	6,397	5,719
Depreciation and amortization	2,380	2,553
Client services and business development	4,514	4,099
Other	3,158	3,644
Consolidated Funds
Interest and dividends	110	—
Professional, advisory and other fees	134	396
Floor brokerage and trade execution	2	—
Other	56	38
Total expenses	106,028	83,112

Other income (loss)
Net (losses) gains on securities, derivatives and other investments	11	11,807
Consolidated Funds net (losses) gains:
Net realized and unrealized (losses) gains on investments and other transactions	2,164	5,070
Net realized and unrealized (losses) gains on derivatives	(21)	304
Net (losses) gains on foreign currency transactions	(40)	(215)
Total other income (loss)	13,457	16,966

Income (loss) before income taxes	14,106	1,095
Income tax (benefit) expense	79	176
Net income (loss)	14,027	919
Net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	4,187	3,495
Net income (loss) attributable to Cowen Group, Inc. stockholders	$9,840	$(2,576)

Earnings (loss) per share:
Basic	$0.09	$(0.02)
Diluted	$0.08	$(0.02)

Weighted average shares used in per share data:
Basic	115,680	113,798
Diluted	122,898	113,798

 Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and (ii) excludes certain other acquisition-related and/or reorganization expenses .  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•                  Depreciation and amortization, and

•                  Share-based compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Unaudited Economic Income (Loss)

(Dollar amounts in thousands)

	Three Months Ended
	March 31,
	2014	2013
Revenues
Investment banking	$49,562	$17,166
Brokerage	34,349	28,017
Management fees	14,089	14,144
Incentive income	4,726	5,126
Investment income	8,172	10,872
Other revenue	(145)	(440)
Total revenues	110,753	74,885
Expenses
Employee compensation and benefits	66,957	44,246
Fixed non-compensation expenses	22,815	22,403
Variable non-compensation expenses	9,437	8,726
Interest expense	643	124
Reimbursement from affiliates	(1,726)	(1,420)
Total expenses	98,126	74,079
Net Economic Income (Loss) before non-controlling Interests	12,627	806
Non-controlling interests	(2,625)	(2,075)
Economic Income (Loss)	$10,002	$(1,269)

Economic Income (Loss) Excluding Certain Non-cash Items
Economic Income (Loss)	$10,002	$(1,269)
Exclusion of depreciation and amortization expense	2,377	2,541
Exclusion of share-based compensation expense	4,803	4,752
Economic Income (Loss) Excluding Certain Non-cash Items	$17,182	$6,024

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended March 31, 2014

(Dollar amounts in thousands)

	Three Months Ended March 31, 2014
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$49,562	$—		$—	$49,562
Brokerage	32,830	1,519	(e)	—	34,349
Management fees	8,924	4,931	(a)	234	14,089
Incentive income	2,498	2,228	(a)	—	4,726
Investment income	—	8,172	(c)	—	8,172
Interest and dividends	9,252	(9,252	)(c)	—	—
Reimbursement from affiliates	1,900	(1,980	)(b)	80	—
Other revenue	555	(700	)(c)	—	(145)
Consolidated Funds	1,156	—		(1,156)	—
Total revenues	106,677	4,918		(842)	110,753

Expenses
Compensation & Benefits	67,561	(604)		—	66,957
Non-compensation expenses - Fixed	—	22,815	(c)(d)	—	22,815
Non-compensation expenses - Variable	—	9,437	(c)(d)	—	9,437
Non-compensation expenses	31,093	(31,093	)(c)(d)	—	—
Interest and dividends	7,072	(6,429	)(c)	—	643
Reimbursement from affiliates	—	(1,726	)(b)	—	(1,726)
Consolidated Funds	302	—		(302)	—
Total expenses	106,028	(7,600)		(302)	98,126
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	11,354	(11,354	)(c)	—	—
Consolidated Funds net gains (losses)	2,103	(1,896)		(207)	—
Total other income (loss)	13,457	(13,250)		(207)	—
Income (loss) before income taxes and non-controlling interests	14,106	(732)		(747)	12,627
Income taxes (Benefit)	79	(79	)(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	14,027	(653)		(747)	12,627
(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(4,187)	815		747	(2,625)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$9,840	$162		$—	$10,002

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended March 31, 2013

(Dollar amounts in thousands)

	Three Months Ended March 31, 2013
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$17,166	$—		$—	$17,166
Brokerage	26,600	1,417	(e)	—	28,017
Management fees	9,493	4,340	(a)	311	14,144
Incentive income	2,611	2,515	(a)	—	5,126
Investment income	—	10,872	(c)	—	10,872
Interest and dividends	9,321	(9,321	)(c)	—	—
Reimbursement from affiliates	1,485	(1,420	)(b)	(65)	—
Other revenue	478	(918	)(c)	—	(440)
Consolidated Funds	87	—		(87)	—
Total revenues	67,241	7,485		159	74,885

Expenses
Compensation & Benefits	44,223	23		—	44,246
Non-compensation expenses - Fixed	—	22,403	(c)(d)	—	22,403
Non-compensation expenses - Variable	—	8,726	(c)(d)	—	8,726
Non-compensation expenses	32,037	(32,037	)(c)(d)	—	—
Interest and dividends	6,418	(6,294	)(c)	—	124
Reimbursement from affiliates	—	(1,420	)(b)	—	(1,420)
Consolidated Funds	434	—		(434)	—
Total expenses	83,112	(8,599)		(434)	74,079

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	11,807	(11,807	)(c)	—	—
Consolidated Funds net gains (losses)	5,159	(2,866)		(2,293)	—
Total other income (loss)	16,966	(14,673)		(2,293)	—

Income (loss) before income taxes and non-controlling interests	1,095	1,411		(1,700)	806

Income taxes (Benefit)	176	(176	)(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	919	1,587		(1,700)	806

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(3,495)	(280)		1,700	(2,075)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(2,576)	$1,307		$—	$(1,269)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.